Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Edward C. English, Vice President, Chief Financial Officer and Treasurer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320
or ted.english@praecis.com

PRAECIS PHARMACEUTICALS INCORPORATED
Reports First Quarter 2006 Financial Results

Waltham, MA — May 5, 2006 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three months ended March 31, 2006.

First Quarter 2006 Results

The Company’s net loss for the three months ended March 31, 2006 was approximately $7,052,000, or $0.67 per diluted share, compared to a net loss of approximately $12,345,000, or $1.18 per diluted share, for the three months ended March 31, 2005.

The decreased net loss for the three months ended March 31, 2006, compared to the three months ended March 31, 2005, was due primarily to reduced expenses resulting from the Company’s strategic restructuring announced in May 2005. These expense reductions related principally to the voluntary discontinuation of promotional activities for Plenaxis® in the United States and a significant headcount reduction in May 2005. Expenses incurred during the first quarter of 2006 related primarily to the advancement of the Company’s DirectSelect™ drug discovery technology. Other expenses were related to clinical development of the Company’s investigational compound, PPI-2458, other research, and general and administrative expenses. The decrease in expenses for the three months ended March 31, 2006 was somewhat offset by approximately $872,000 of incremental non-cash compensation expense associated with the Company’s adoption of Financial Accounting Standards Board Statement No. 123R, Share-Based Payment (SFAS No. 123R). Of this amount, approximately $647,000 of compensation expense associated with equity-based compensation plans was allocated to research and development expense, and approximately $225,000 of such compensation expense was allocated to general and administrative expense.

At March 31, 2006, the Company had cash, cash equivalents and marketable securities of $52,718,000, compared to approximately $62,580,000 at December 31, 2005. As previously disclosed, in January 2006, the Company made a cash payment of $1,630,000 under a manufacturing contract as part of an agreement to suspend a manufacturing campaign, as well as certain manufacturing activities related to Plenaxis®. The Company had initiated the manufacturing campaign prior to the strategic restructuring announced in May 2005 and accordingly, had included this commitment as part of its restructuring charges during 2005.

Commenting on the activities for the quarter, Kevin F. McLaughlin, PRAECIS’ President and Chief Executive Officer stated, “We are focusing our research and development efforts on advancing our PPI-2458 clinical program and on applying our DirectSelect™ drug discovery technology to both internal and external programs. PPI-2458 continues to progress through a phase I clinical trial in patients with non-Hodgkin’s lymphoma and solid tumors. Our goal is to present interim data from our phase 1 trial during the fourth quarter of 2006. Ongoing research continues to strengthen the preclinical rationale for the use of PPI-2458 as a targeted molecular therapy in a variety of oncology indications, including those currently being studied, as well as melanoma. In addition, positive results in a number of preclinical efficacy models appear to support this compound’s potential in inflammatory and autoimmune disorders, specifically Rheumatoid Arthritis, and therefore, we are investigating various strategic partnering and clinical development alternatives for PPI-2458 in these indications.

“With respect to our DirectSelect™ technology, we have made considerable progress at both the scientific and business level during the last quarter. Our strategic vision for this innovative technology is to use it to develop lead compounds directed to carefully chosen internal targets, and to leverage the broad capability of the technology through corporate alliances. Towards the latter goal, during the last six weeks we signed pilot agreements with Gilead Sciences, Inc. and GlaxoSmithKline. These are intended to be early technology validation partnerships with potential future value to the Company as the technology proves itself to the partner. We intend to seek partnering deals of greater value to the Company with major biotechnology and pharmaceutical companies. To spearhead this effort, we have recently hired an experienced business development person, Dr. Prem Das, as Senior Vice President, Technology Partnerships. Dr. Das most recently had responsibility for overseeing out-licensing negotiations for the Office of Technology Development at Harvard Medical School.

“We are also applying DirectSelect™ technology internally to a number of potential therapeutic targets. As previously disclosed, we have applied DirectSelect™ to the kinase targets - Aurora A kinase, p38 MAP kinase and Abl kinase (wild type and variants), and to the protease — beta-secretase (BACE), an Alzheimer’s target. We have identified several series of inhibitors to these targets and are currently working on optimizing these initial inhibitors by constructing focused “secondary” libraries. Using these focused libraries, our goal is to continue working toward identifying a compound, or potentially families of compounds, which have improved characteristics over the initial inhibitors and which qualify as leads for therapeutic development.”

Mr. McLaughlin continued, “In addition to developing DirectSelect™ libraries for secondary screening, we are also advancing our DirectSelect™ technology on various other fronts. We continue to engineer additional DirectSelect™ libraries using novel chemical scaffolds. We are also adapting DirectSelectTM to incorporate drug fragment techniques, working out novel aqueous chemistries and two-phase reactions to expand the chemistry repertoire and exploring the ability of the technology to tackle difficult targets, including those involved in protein: protein interactions.

“DirectSelect™ continues to be a major part of our business model moving forward. By developing a powerful, cost-effective drug discovery capability, the Company will be able to rapidly diversify its portfolio of drug candidates and, therefore, more effectively manage the risks of drug development inherently associated with any individual program. The key to our ongoing success is to use DirectSelect™ to identify multiple lead families of molecules to any target of interest. This will allow for the best candidates to be selected for development with the least toxic effects, for us and future partners.”

Concluding his comments, Mr. McLaughlin stated, “With regard to Plenaxis®, as we have previously announced, we are actively pursuing with the assistance of an investment banking firm, the disposition of this asset through a license or sale transaction and, to date, a number of parties have evaluated the opportunity. Our goal is to announce the conclusion of this process by the end of the second quarter of 2006.”

There will be a conference call to discuss this press release today beginning at 9:00 a.m. (EDT). This call will be broadcast live over the Internet at www.praecis.com under “Investor Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EDT), until midnight Friday, May 12, 2006, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 6614522. This press release, including the financial results relating to PRAECIS’ first quarter ended March 31, 2006, are also available on PRAECIS’ web site under “News Center.”

The Company is planning to report second quarter 2006 results on August 4, 2006. For information regarding live webcasts and investment community conference calls related to second quarter 2006 results, please refer to www.praecis.com approximately one week prior to the financial reporting release date.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery and development of novel compounds that have the potential to address unmet medical needs or improve existing therapies. PRAECIS has a novel MetAP-2 inhibitor, PPI-2458, in clinical development for cancer indications, including non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, DirectSelect™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development. PRAECIS has received approval to market Plenaxis® in both the United States and Germany.

This news release contains forward-looking statements, including statements regarding the Company’s plans for the continued clinical development of, and the potential timing of disclosure of clinical trial results related to, PPI-2458, seeking partnerships relating to, as well as the internal use in certain programs of, the Company’s DirectSelect™ technology, and the Company’s efforts to dispose of its Plenaxis® assets through a license or sale transaction. These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future events or performance. These statements are subject to numerous risks, uncertainties and assumptions that could cause actual events and results to differ from those anticipated or projected, including, but not limited to, the Company’s ability to manage operating expenses, unexpected expenditures, the interest of, and financial and other terms required by, other parties with respect to a possible license or sale transaction relating to Plenaxis®, the Company’s ability to continue development of and successfully partner its DirectSelect™ technology and PPI-2458, the Company’s ability to successfully perform under its DirectSelect™ pilot study agreements, unexpected results in ongoing and future clinical or preclinical trials, and the need for additional research and testing, including as a result of unanticipated determinations by regulatory authorities, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the various risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.

PRAECIS PHARMACEUTICALS INCORPORATED
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2005	2006

Revenues:
Product sales	$804	$136
Licensing and other revenues	77	35
Total revenues	881	171

Costs and expenses:
Cost of goods sold	181	57
Research and development	7,283	6,417
Sales and marketing	3,657	—
General and administrative	1,978	1,845
Restructuring and asset impairment	—	(497)
Total costs and expenses	13,099	7,822

Operating loss	(12,218)	(7,651)

Interest (expense) income, net	(127)	599

Net loss	$(12,345)	$(7,052)

Basic and diluted net loss per common share	$(1.18)	$(0.67)

Weighted average number of basic and diluted common shares outstanding	10,485	10,505

PRAECIS PHARMACEUTICALS INCORPORATED
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2005	March 31, 2006

Cash and cash equivalents	$57,088	$49,206
Marketable securities	5,492	3,512
Accounts receivable and other current assets	1,080	1,005
Net fixed assets	3,559	3,895
Inventory and other long-term assets	2,325	2,325

Total assets	$69,544	$59,943

Current liabilities	$9,579	$7,059
Long-term liabilities	8,802	7,786
Total stockholders’ equity	51,163	45,098

Total liabilities and stockholders’ equity	$69,544	$59,943